UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) March 4, 2013

Tech Data Corporation
(Exact name of registrant as specified in its charter)

Florida	0-14625	59-1578329
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5350 Tech Data Drive Clearwater, Florida	33760
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code:   727-539-7429

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02. Results of Operations and Financial Condition.

On March 4, 2013, Tech Data Corporation issued a press release, furnished as Exhibit 99.1 and incorporated herein by reference, announcing its financial results for its fourth-quarter and fiscal year ended January 31, 2013. The information in this Form 8-K, including the exhibit noted in Item 9.01, is furnished and shall not be deemed "filed" for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section and shall not be deemed incorporated by reference into any registration statement or other document filed pursuant to the Securities Act of 1933, as amended, except as shall be expressly set forth by specific reference in such a filing.

GAAP to Non-GAAP Reconciliation

The disclosures of financial results for the three and twelve months ended January 31, 2013, contained herein are prepared in accordance with Generally Accepted Accounting Principles ("GAAP") and for comparative purposes, are accompanied by disclosures and financial measures that are not prepared in conformity with GAAP. These non-GAAP disclosures include certain adjustments as noted below and the related tax effect not reflected in the GAAP presentations.

  Reversal of deferred tax valuation allowances:
  For the three and twelve months ended January 31, 2013, the company recorded an income tax benefit of approximately $26.0 million for the reversal of deferred tax valuation allowances related to specific European jurisdictions.
  Loss on disposal of subsidiaries related to the company's closure of its operations in Brazil and Colombia:
  The loss on disposal of subsidiaries includes foreign currency translation losses previously recorded in shareholders' equity as accumulated other comprehensive income, severance costs, and certain asset write-offs. For the three and twelve months ended January 31, 2012, these charges totaled $28.3 million.

We view non-GAAP operating income, non-GAAP net income attributable to shareholders of Tech Data Corporation, and non-GAAP diluted earnings per share as the most relevant financial measures in comparing ourselves to other companies and in developing our future operating plans. We also use these non-GAAP financial measures to conduct and measure our business against internally developed objectives and evaluate the performance of our consolidated operations and geographic operating segments. Additionally, a significant portion of our management team's incentive compensation is directly tied to profitability goals which exclude the impact of the adjustments indicated above.

Management believes that these non-GAAP measures are useful to investors because they provide meaningful comparisons to prior periods, management's previous outlooks, and the analysts' own financial models, which may exclude the costs of these actions.

Management recognizes that there is a material limitation associated with the use of these non-GAAP measures as compared to GAAP measures of operating income, net income attributable to shareholders of Tech Data Corporation, and diluted earnings per share. The limitation of these non-GAAP measures is that they do not accurately reflect all period costs included in operating income and net income associated with these actions, and as such, may not be comparable to other companies with similar actions who present such costs differently. To compensate for this limitation, management believes that it is appropriate to consider operating income, net income attributable to shareholders of Tech Data Corporation, and diluted earnings per share determined under GAAP as well as on a non-GAAP basis. These non-GAAP measures should be considered as a supplement to, and not as a substitute for, or superior to, the corresponding measures calculated in accordance with GAAP.

Item 9.01. Financial Statements and Exhibits.

(c) Exhibits

Exhibit 99.1 March 4, 2013 Press Release by Tech Data Corporation (The information provided in this Exhibit 99.1 is furnished and shall not be deemed "filed".)

SIGNATURE

    Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Tech Data Corporation (Registrant)
March 4, 2013 (Date)	/s/ JEFFERY P. HOWELLS Jeffery P. Howells Executive Vice President & Chief Financial Officer Tech Data Corporation